As filed with the Securities and Exchange Commission on May 10, 2023

Registration Nos. 333-231706,

333-212690, 333-173981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-231706

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-212690

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-173981

UNDER

THE SECURITIES ACT OF 1933
___________________

LL FLOORING HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1310817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4901 Bakers Mill Lane,

Richmond, Virginia 23230

(Address of principal executive offices, including zip code)

Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan

LL Flooring Holdings, Inc. 2023 Equity Compensation Plan

(Full title of the plan)

___________________

Alice G. Givens

Senior Vice President,

Chief Legal, Ethics & Compliance Officer and Corporate Secretary

4901 Bakers Mill Lane,

Richmond, Virginia 23230

(Name and address of agent for service)

___________________

(804) 463-2000

(Telephone number, including area code, of agent for service

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

___________________

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Form S-8 (Registration No. 333-231706), filed on May 23, 2019, Form S-8 (Registration No. 333-212690) filed on July 27, 2016, and Form S-8 (Registration No. 333-173981) filed on May 6, 2011 (collectively, the “Registration Statements”) of LL Flooring Holdings, Inc. (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) to register 1,750,000, 750,000, and 1,000,000 shares of common stock respectively, all with par value $0.001 per share, of the Company (the “Common Stock”), pursuant to the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan, as amended and restated (the “2011 Plan”).

On May 10, 2023 (the “Approval Date”), the stockholders of the Company approved the LL Flooring Holdings, Inc. 2023 Equity Compensation Plan (the “2023 Plan”). The 2023 Plan provides that: (i) no new awards may be granted under the 2011 Plan as of the Approval Date (although awards granted under the 2011 Plan prior to the Approval Date (“2011 Outstanding Awards”) will remain outstanding in accordance with their terms and those of the 2011 Plan); and (ii) the shares of Common Stock that were available for grant under the 2011 Plan but were unissued as of the Approval Date (the “2011 Unused Shares”) plus the shares of Common Stock that may become available if the underlying awards outstanding under the 2011 Plan expire, are forfeited, cancelled, or terminated, are settled for cash, or otherwise become available in accordance with the terms of such 2011 Plan after the Approval Date (the “2011 Carryover Shares”) will become available for issuance pursuant to awards granted under the 2023 Plan.

Accordingly, we are filing this Post-Effective Amendment No. 1 to each of the Registration Statements, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, to add the 2023 Plan and reflect that, as of the Approval Date, the previously registered 2011 Unused Shares and any 2011 Carryover Shares may be issued under the 2023 Plan, a copy of which is incorporated herein by reference as an exhibit hereto along with a new opinion as the validity of the 2011 Unused Shares and the 2011 Carryover Shares issuable pursuant to the 2023 Plan. This Post-Effective Amendment No. 1 to the Registration Statements amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. All other items of the Registration Statements are incorporated herein by reference without change (the Registration Statements as amended by Post-Effective Amendment No. 1, the “Amended Registration Statements”).

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from the Amended Registration Statements in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the 2023 Plan covered by these Amended Registration Statements as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of these Amended Registration Statements.

PART II. INFORMATION REQUIRED IN THE AMENDED REGISTRATION STATEMENTS

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 1, 2023 (the “Form 10-K”);
b.	The Registrant’s definitive Proxy Statement filed with the Commission on April 3, 2023 for the Annual Meeting of Stockholders held on May 10, 2023;
c.

All other reports and other documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant document referred to in (1) above and prior to the filing of a post-effective amendment to these Amended Registration Statements, which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in these Amended Registration Statements and to be a part hereof from the date of filing of such reports and other documents; and
d.	The description of the Registrant’s Common Stock as set forth in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010.

For purposes of these Amended Registration Statements, any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of these Amended Registration Statements to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Amended Registration Statements. Nothing in these Amended Registration Statements shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interest of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement may be entitled. Further, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability for directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. Advancement or reimbursement of expenses prior to a final disposition requires a written affirmation that the foregoing criteria were met and an undertaking to repay any advances if it is ultimately determined that the criteria were not met.

The Registrant’s certificate of incorporation provides that a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Further, the Registrant’s certificate of incorporation and bylaws provide, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Registrant’s board of directors.

The Registrant’s certificate of incorporation and bylaws provide that the right to indemnification shall include the right to be paid by the Registrant the expenses (including attorneys’ fees) incurred in defending such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under the certificate of incorporation, bylaws or otherwise; and provided, further, that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Registrant’s board of directors may deem advisable. The Registrant’s certificate of incorporation and bylaws also permit it to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Registrant has in the past and may in the future enter into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. These agreements will provide for the indemnification of directors and officers to the fullest extent permitted by Delaware law, whether or not expressly provided for in the Registrant’s bylaws, and govern the process by which claims for indemnification are considered.

In addition, pursuant to the terms and conditions of the 2023 Plan, to the maximum extent permitted by law, no member of the committee responsible for administering the 2023 Plan, nor any person to whom duties have been delegated under the 2023 Plan, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the 2023 Plan, except for if such member or person acts in bad faith and without reasonable belief that it was in the best interests of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed on behalf of the Registrant as part of these Amended Registration Statements:

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Annex A of the Company’s definitive Proxy Statement on Schedule 14A filed April 3, 2023)
4.2	By-Laws of the Registrant (as revised effective September 29, 2022) (filed as Exhibit 3.2 to the Registrant’s current report on Form 8-K, filed on October 4, 2022 and incorporated herein by reference)
4.3	LL Flooring Holdings, Inc. 2023 Equity Compensation Plan, (incorporated herein by reference to Annex B of the Company’s definitive proxy statement on Schedule 14A filed April 3, 2023)
5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Cleary Gottlieb Steen & Hamilton (included in Exhibit 5.1 hereto)
24.1*	Power of Attorney (included as part of the signature page hereto)

___________________________

* Filed herewith

Item 9.	Undertakings.
(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to these Amended Registration Statements:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Amended Registration Statements (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Amended Registration Statements;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Amended Registration Statements or any material change to such information in the Amended Registration Statements;

provided, however, the paragraphs (1)(i) and 1(ii) of this section do not apply if the Amended Registration Statements is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Amended Registration Statements.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in these Amended Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Amended Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of James City, Commonwealth of Virginia, on this 10th day of May, 2023.

LL FLOORING HOLDINGS, INC.

By:	/s/ Charles E. Tyson
Charles E. Tyson
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alice Givens such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to these Amended Registration Statements (including any post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Amended Registration Statements has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Charles E. Tyson	President and Chief Executive Officer	May 10, 2023
Charles E. Tyson	(Principal Executive Officer)

/s/ F. Terrence Blanchard	Interim Chief Financial Officer	May 10, 2023
F. Terrence Blanchard	(Principal Financial Officer)

/s/ Chasity D. Grosh	Chief Accounting Officer	May 10, 2023
Chasity D. Grosh	(Principal Accounting Officer)

/s/ Nancy M. Taylor	Chairperson of the Board	May 10, 2023
Nancy M. Taylor

/s/ Terri F. Graham	Director	May 10, 2023
Terri F. Graham

/s/ David A. Levin	Director	May 10, 2023
David A. Levin

/s/ Douglas T. Moore	Director	May 10, 2023
Douglas T. Moore

/s/ Joseph M. Nowicki, Jr.	Director	May 10, 2023
Joseph M. Nowicki, Jr.

/s/ Ashish Parmar	Director	May 10, 2023
Ashish Parmar

/s/ Famous P. Rhodes	Director	May 10, 2023
Famous P. Rhodes

/s/ Martin F. Roper	Director	May 10, 2023
Martin F. Roper